Exhibit (d)(4)

Sub-Advisory Agreement

Sub-Advisory Agreement (this “Agreement”) entered into as of 28th day of February, 2017, by and among Natixis Funds Trust IV, a Massachusetts business trust (the “Trust”), with respect to the series listed in Schedule A (each a “Fund” and, collectively, the “Funds”), NGAM Advisors, L.P., a Delaware limited partnership (the “Manager”), and Wilshire Associates Incorporated, a California corporation (the “Sub-Adviser”).

WHEREAS, the Manager has entered into an Advisory Agreement dated February 28, 2017 (the “Advisory Agreement”) with the Trust, relating to the provision of portfolio management and administrative services to the Funds;

WHEREAS, the Advisory Agreement provides that the Manager may delegate any or all of its portfolio management responsibilities under the Advisory Agreement to one or more sub-advisers;

WHEREAS, the Manager and the Trustees of the Trust desire to retain the Sub-Adviser to render investment advisory services in the manner and on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Trust, on its own behalf on behalf of each of the Funds, the Manager and the Sub-Adviser agree as follows:

1.    Sub-Advisory Services.

a.    The Sub-Adviser shall, subject to the supervision of the Manager and of any administrator appointed by the Manager (the “Administrator”), allocate the assets of the Funds among available underlying funds and segments of the Funds as selected by the Manager and set forth in the Trust’s prospectuses relating to the Funds. The Sub-Adviser shall perform its standard investment due diligence on the available underlying funds and segments as well as consult on and make recommendations with respect to any changes to the list of available underlying funds and segments, such changes to be made solely at the discretion of the Manager. The Sub-Adviser shall provide the Manager with a chart, or “glide path,” which sets forth the Funds’ allocations over time, in a format acceptable to the Manager, and shall provide the Manager with any updates thereto. The Sub-Adviser shall transmit standing trading instructions, which shall provide the Manager, Administrator and any custodian(s), as applicable, with instructions on how to direct flows in and out of the Funds on a daily basis, and shall promptly transmit any edits thereto as may be necessary from time to time, to the Manager and any designee that the Manager may select to perform trading or investment execution activities on behalf of the Funds. On a daily basis, the Sub-Adviser shall perform post-trade monitoring to confirm compliance with (1) the investment objectives, policies and restrictions of the Funds set forth in the Trust’s prospectuses and statements of additional information relating to the Funds, (2) any additional policies or guidelines established by the Manager or by the Trust’s trustees that have been furnished in writing to the Sub-Adviser a reasonable amount of time before the date of implementation thereof by Sub-Advisor and (3) the provisions of the Internal Revenue Code, as amended (the “Code”) applicable to “regulated investment companies” (as defined in Section 851 of the Code), all as from time to time in effect (collectively, the “Policies”), and with all applicable provisions of law, including without limitation all applicable provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), in each case solely to the extent that such laws regulate the investment practices of the Funds, and the rules and regulations thereunder, and shall promptly notify the Trust’s Chief Compliance Officer if a violation of the provisions set forth in the preceding sentence has occurred; provided that, each of the Manager and the Trust on behalf of itself and each of the Funds acknowledge and agree that the Sub-Advisor may rely upon a third-party service provider to perform such functions. Notwithstanding anything to the contrary in this Agreement, Sub-Advisor shall have no responsibilities or liability with respect to any violations caused by the underlying funds and/or segments of (i) the investment objectives, policies and restrictions of the Funds set forth in the Trust’s prospectuses and statements of additional information relating to the Funds, (ii) any additional policies or guidelines established by the Manager or by the Trust’s trustees, or (iii) the policies or other applicable law, including without limitation the 1940 Act, other than reporting such violation(s) to the Trust’s Chief Compliance Officer as described above.    For greater clarity, the parties agree and acknowledge that the Sub-Adviser shall not be responsible for monitoring, and shall have no liability with respect to, the compliance of the underlying funds with any restrictions or requirements that may be applicable to such funds at the fund level.

b.    The Sub-Adviser shall furnish the Manager and the Administrator monthly, quarterly and annual reports concerning portfolio allocations and performance of the Funds in such form as may be mutually agreed upon, and agrees to review each Fund and discuss the management of it. The Sub-adviser shall maintain all books and records required by Rule 31a-1 under the 1940 Act relating to its responsibilities provided hereunder with respect to the Funds, and shall preserve such records for the periods and in a manner prescribed by Rule 31a-2 under the 1940 Act. The Sub-Adviser shall permit all books and records with respect to the Funds to be inspected and audited by the Manager and the Administrator at all reasonable times during normal business hours, upon reasonable notice. The Sub-Adviser shall also provide the Manager with such other information and reports as may reasonably be requested by the Manager from time to time, including without limitation all material requested by or required to be delivered to the Trustees of the Trust.

c.    The Sub-Adviser shall provide to the Manager a copy of the Sub-Adviser’s Form ADV as filed with the Securities and Exchange Commission and a list of the persons whom the Sub-Adviser wishes to have authorized to give written and/or oral instructions to custodians of assets of the Funds.

d.    The Sub-Adviser shall not be responsible for (i) trading or investment execution activities on behalf of the Funds; (ii) voting any proxies or taking any action with respect to corporate action elections for proxies and corporate actions with respect to securities held by the Funds; or (iii) filing proofs of claim or otherwise participating in class action lawsuits with respect to securities held by the Funds, each of which shall be the responsibility of the Manager.

2.    Obligations of the Manager.

a.    The Manager shall provide (or cause the custodian designated to hold the assets of the Funds to provide) timely information to the Sub-Adviser regarding such matters as the composition of assets of the Funds, cash requirements and cash available for investment in the Funds, and all other information as may be reasonably necessary for the Sub-Adviser to perform its responsibilities hereunder.

b.    The Manager has furnished the Sub-Adviser a copy of the prospectuses and statements of additional information of the Funds and agrees during the continuance of this Agreement to furnish the Sub-Adviser copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective. The Manager agrees to furnish the Sub-Adviser with minutes of meetings of the trustees of the Trust applicable to the Funds to the extent they may affect the duties of the Sub-Adviser, and with copies of any financial statements or reports made by the Funds to its shareholders, and any further materials or information which the Sub-Adviser may reasonably request to enable it to perform its functions under this Agreement.

c.    The Manager shall be responsible for (i) trading and investment execution activities on behalf of the Funds; (ii) voting any proxies and taking any action with respect to corporate action elections for proxies and corporate actions with respect to securities held by the Funds; and (iii) filing proofs of claim or otherwise participating in class action lawsuits with respect to securities held by the Funds.

3.    Proprietary Rights. Each of the Trust, on its own behalf on behalf of each of the Funds, and the Manager agrees and acknowledges that the Sub-Adviser is the sole owner of the name “Wilshire” and that all use of any designation consisting in whole or part of “Wilshire” under this Agreement shall inure to the benefit of the Sub-Adviser. Each of the Manager and the Trust, on its own behalf and on behalf of the Funds, agrees not to use any such designation in any advertisement or sales literature or other materials promoting the Funds, except with the prior written consent of the Sub-Adviser. Without the prior written consent of the Sub-Adviser, each of the Trust, on its own behalf on behalf of each of the Funds, and the Manager shall not, and each of the Manager and the Trust shall cause the Funds not to, make representations regarding the Sub-Adviser in any disclosure document, advertisement or sales literature or other materials relating to a Fund. Upon termination of this Agreement for any reason, each of the Trust, on its own behalf on behalf of each of the Funds, and the Manager shall cease, and each of the Manager and the Trust shall cause the Funds to cease, all use of any such designation as soon as reasonably practicable.

4.    Expenses. Except for expenses specifically assumed or agreed to be paid by the Sub-Adviser pursuant hereto, the Sub-Adviser shall not be liable for any organizational, operational or business expenses of the Manager or the Trust including, without limitation, (a) interest and taxes, (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Funds, and (c) custodian fees and expenses. Any reimbursement of advisory fees required by any expense limitation provision of any law shall be the sole responsibility of the Manager. The Manager and the Sub-Adviser shall not be considered as partners or participants in a joint venture. The Sub-Adviser will pay its own expenses incurred in furnishing the services to be provided by it pursuant to this Agreement. Neither the Sub-Adviser nor any affiliated person thereof shall be entitled to any compensation from the Manager or the Trust with respect to service by any affiliated person of the Sub-Adviser as an officer or trustee of the Trust (other than the compensation to the Sub-Adviser payable by the Manager pursuant to Section 5 hereof).

5.    Compensation of the Sub-Adviser. As full compensation for all services rendered, facilities furnished and expenses borne by the Sub-Adviser hereunder, the Sub-Adviser shall be paid, with respect to each Fund, the greater of:

(i)    a monthly asset-based fee (“Asset-Based Fee”) that is calculated by multiplying the Fund’s average daily net assets during the calendar month by a rate that is based on the combined average daily net assets of all of the Funds as of the end of the most recent month (the “Combined Sustainable Future Fund Assets”), as noted below:

Asset-Based Fee	Combined Sustainable Future Fund Assets
0.08%	First $250 million
0.07%	Next $250 million
0.06%	Next $750 million
0.03%	Over $1.250 billion

Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Manager is paid by the Fund pursuant to the Advisory Agreement.

or

(ii)    The Fund’s allocable portion of a minimum annual fee (the “Minimum Annual Fee”) of $250,000 which applies to the Funds in the aggregate. When applicable, the minimum annual fee will be allocated to each Fund based its relative average net assets of the Funds. If, as of the end of the last billing month of a year, as determined by the commencement of the Funds’ operations under this Agreement, the total fees paid to the Sub-Adviser have been less than the Minimum Annual Fee in the contract year, the difference between the amount paid and the Minimum Annual Fee shall be due and payable as of the last day of the year.

Such compensation shall be paid by the Trust (except to the extent that the Trust, the Sub-Adviser and the Manager otherwise agree in writing from time to time).

6.    Non-Exclusivity. Each of the Trust, on its own behalf on behalf of each of the Funds, and the Manager agrees that the services of the Sub-Adviser are not to be deemed exclusive and that the Sub-Adviser and its affiliates are free to act as investment manager and provide other services to various investment companies and other managed accounts, except as the Sub-Adviser and the Manager or the Administrator may otherwise agree from time to time in writing before or after the date hereof. This Agreement shall not in any way limit or restrict the Sub-Adviser or any of its directors, officers, employees or agents from buying, selling or trading any securities or other investment instruments for its or their own account or for the account of others for whom it or they may be acting, provided that such activities do not adversely affect or otherwise impair the performance by the Sub-Adviser of its duties and obligations under this Agreement. Each of the Trust, on its own behalf and on behalf of each of the Funds, and the Manager recognizes and agree that the Sub-Adviser may provide advice to or take action with respect to other clients, which advice or action, including the timing and nature of such action, may differ from or be identical to advice given or action taken with respect to the Funds. The Sub-Adviser shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Trust or the Manager in any way or otherwise be deemed an agent of the Funds or the Manager.

7.    Liability. Except as may otherwise be provided by the 1940 Act or other federal securities laws, neither the Sub-Adviser nor any of its officers, directors, partners, employees or agents (the “Indemnified Parties”) shall be subject to any liability to the Manager, the Trust, the Funds or any shareholder of the Funds for any error of judgment, any mistake of law or any loss arising out of any investment or other act or omission in the course of, connected with, or arising out of any service to be rendered under this Agreement, except by reason of willful misfeasance, bad faith or gross negligence in the performance of the Sub-Adviser’s duties or by reason of reckless disregard by the Sub-Adviser of its obligations and duties hereunder. Each of the Trust, on its own behalf and on behalf of each of the Funds, and the Manager shall hold harmless and indemnify the Sub-Adviser for any loss, liability, cost, damage or expense (including reasonable attorneys’ fees and costs) (collectively, Losses”) arising from any claim or demand by any past or present shareholder of the Funds except to the extent that such Losses arise from willful misfeasance, bad faith or gross negligence in the performance of the Sub-Adviser’s duties or by reason of reckless disregard by the Sub-Adviser of its obligations and duties hereunder.

The Manager acknowledges and agrees that the Sub-Adviser makes no representation or warranty, expressed or implied, that any level of performance or investment results will be achieved by any Fund or that any Fund will perform comparably with any standard or index, including other clients of the Sub-Adviser, whether public or private.

8.    Use of Information.

a.    Each party agrees, with respect to the information shared pursuant to the terms of this Agreement, that it and its personnel will use the information and any other non-public and/or proprietary information furnished by the other party (“Confidential Information”) solely in connection with the fulfillment of obligations set forth in this Agreement.

b.    Each party further agrees to limit access to Confidential Information to its employees and agents, as the case may be, who have a need to know in order to fulfill their obligations and to carry out the purposes for which the Confidential Information was disclosed or made available pursuant to this Agreement.

c.    Notwithstanding the above, Confidential Information may be disclosed to the extent required by law or by an order or decree of any court or other governmental authority; provided, however, that each party will, if legally compelled to disclose such information: (i) provide the other party with prompt written notice of that fact so that the other party may attempt to obtain a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 8; (ii) disclose only that portion of the Confidential Information that a party’s legal counsel advises is legally required; and (iii) endeavor to obtain assurance that confidential treatment will be accorded the Confidential Information so disclosed. Confidential information, including permitted copies, will be deemed to be the exclusive property of the disclosing party. The disclosing party’s disclosure of the Confidential Information will not constitute an express or implied grant to the receiving party of any rights under the disclosing party’s copyrights, trade secrets, trademarks or other intellectual property rights.

d.    If there is an impending or existing breach of the terms of this Section 8, each party agrees to promptly notify the other party to this Agreement in writing. The parties further agree that any impending or existing breach of the terms of this Section 8 may cause irreparable injury for which there is no adequate remedy at law, and agree that the non-breaching party will be entitled to seek to obtain immediate temporary and permanent injunctive relief (without the necessity of proving actual damages or the posting of a bond) prohibiting such violation, in addition to any other rights and remedies that might be available at law or in equity.

e.     Notwithstanding any other provision of this Agreement, each of the Trust, on its own behalf and on behalf of each of the Funds, and the Manager acknowledges that in the ordinary course of Sub-Adviser’s business, Sub-Adviser evaluates and makes recommendations with respect to investment managers (“Manager Evaluations”) and agrees that Sub-Adviser may use and disclose any information regarding the Company or the underlying managers of the Funds in Sub-Adviser’s possession, including without limitation Confidential Information, in connection with such Manager Evaluations.

9.    Effective Date and Termination. With respect to each Fund, this Agreement shall become effective as of the date of its execution, and

a.    unless otherwise terminated, this Agreement shall continue in effect for two years from the date of execution, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of the Trust or, with respect to the Fund, by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the trustees of the Trust who are not interested persons of the Trust, the Manager or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval;

b.    this Agreement may at any time be terminated on sixty days’ written notice to the Sub-Adviser either by vote of the Board of Trustees of the Trust or, with respect to the Fund, by vote of a majority of the outstanding voting securities of the Fund;

c.    this Agreement shall automatically terminate in the event of its assignment or upon the termination of the Advisory Agreement; and

d.    this Agreement may be terminated by the Sub-Adviser on ninety days’ written notice to the Manager and the Trust, or by the Manager on ninety days’ written notice to the Sub-Adviser.

Termination of this Agreement pursuant to this Section 9 shall be without the payment of any penalty.

10. No shareholder or any person other than the Trust, the Manager and the Sub-Adviser is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any shareholder or person other than the Trust (including without limitation any shareholder in the Series) any direct, indirect, derivative or other rights against the Manager or Sub-Adviser, or (ii) create or give rise to any duty or obligation on the part of the Manager or Sub-Adviser (including without limitation any fiduciary duty) to any shareholder or person other than the Trust, all of which rights, benefits, duties and obligations are hereby expressly excluded.

11.     Any legal action or proceeding with respect to this Agreement or the services provided hereunder or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the state courts of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts, and each party hereto submits with regard to any action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

12.    Amendment. This Agreement may be amended at any time by mutual consent of the Manager and the Sub-Adviser, provided that, if required by law, with respect to any Fund such amendment shall also have been approved by vote of a majority of the outstanding voting securities of the Fund and by vote of a majority of the trustees of the Trust who are not interested persons of the Trust, the Manager or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval.

13.    Certain Definitions. For the purpose of this Agreement, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “affiliated person” and “assignment” shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act.

14.    Electronic Communications. The parties are authorized to communicate with each other through the internet, and each party acknowledges that use of electronic mail systems or other communication services that use the internet (“Electronic Communications”) involve the transmission of information through computer systems that are not controlled or maintained by any of the Trust, the Manager or the Sub-Advisor. Because of the nature of Electronic Communications, each party acknowledges that the privacy, confidentiality, timeliness and integrity of information transmitted over the internet in connection with this agreement cannot be assured. Nevertheless, each of Trust, on its own behalf and on behalf of each of the Funds, and Manager hereby authorizes Sub-Adviser to provide such parties information relating to the agreement through Electronic Communications. Each of Trust, on its own behalf and on behalf of each of the Funds, and Manager hereby authorizes Sub-Adviser to accept and rely on Electronic Communications received from each such party, although Sub-Adviser reserves the right to require that specific communications be provided in writing. Each of Trust, on its own behalf on behalf of each of the Funds, and Manager agrees that Sub-Adviser shall not be liable to either such party for any damages resulting from the use of Electronic Communications, provided that Sub-Adviser’s use of Electronic Communications was reasonable under the circumstances and any such damages resulted from acts or omissions beyond Sub-Adviser’s control. Without limiting the generality of the foregoing, the each of Trust, on its own behalf on behalf of each of the Funds, and Manager hereby agrees and consents to the receipt of electronic communications related to or in connection with this Agreement, including without limitation the electronic delivery of required regulatory communications and any financial or other reports (e.g. ADV Part 2A, quarterly and annual financial reports, statement updates), as applicable.    The consent to electronic delivery is effective immediately upon the acceptance of this Agreement and remains in effect unless withdrawn by a party.    Each of Trust, on its own behalf on behalf of each of the Funds, and Manager is not required to consent to electronic delivery of documents and may withdraw the consent at any time or request a paper copy of any relevant documents by contacting the Sub-Adviser relationship manager.

15.    General.

a.    The Sub-Adviser may perform its services through any employee, officer or agent of the Sub-Adviser, and the Manager shall not be entitled to the advice, recommendation or judgment of any specific person; provided, however, that the persons identified in the prospectus of the Funds shall perform the day-to-day portfolio management duties described therein until the Sub-Adviser notifies the Manager that one or more other employees, officers or agents of the Sub-Adviser, identified in such notice, shall assume such duties as of a specific date.

b.    If any term or provision of this Agreement or the application thereof to any person or circumstances is held to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

c.    In accordance with Regulation S-P, if non-public personal information regarding either party’s customers or consumers is disclosed to the other party in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement; provided that the parties hereto acknowledge and agree that neither party shall give the other party or provide the other party with access to any nonpublic personal information in connection with the services to be provided by the Sub-Adviser hereunder or otherwise under this Agreement. To the extent that a party inadvertently provides the other party with nonpublic personal information, the party inadvertently providing such information will immediately notify the other party and party that has inadvertently received such will return such non-public personal information. Any costs incurred to return such non-public personal information shall be borne by the party that inadvertently provides the other party with nonpublic personal information hereunder.

d.    This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

16.    This Agreement may be executed by the parties hereto in one or more counterparts, and, if so executed, the separate instruments shall constitute one agreement.

NGAM Advisors, L.P.

By NGAM Distribution Corporation, its general partner

By:	/s/ Beatriz Pina Smith
Name:	Beatriz Pina Smith
Title:	Executive Vice President and Chief Financial Officer

Wilshire Associates Incorporated

By:	/s/ Jason Schwarz
Name:	Jason Schwarz
Title:	President of Wilshire Funds Management

NATIXIS FUNDS TRUST IV,

on behalf of its Natixis Sustainable Future 2015 Fund, Natixis Sustainable Future 2020 Fund, Natixis Sustainable Future 2025 Fund, Natixis Sustainable Future 2030 Fund, Natixis Sustainable Future 2035 Fund, Natixis Sustainable Future 2040 Fund, Natixis Sustainable Future 2045 Fund, Natixis Sustainable Future 2050 Fund, Natixis Sustainable Future 2055 Fund and Natixis Sustainable Future 2060 Fund series

By:	/s/ David Giunta
Name:	David Giunta
Title:	President

NOTICE

A copy of the Agreement and Declaration of Trust establishing Natixis Funds Trust IV (the “Trust”) is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed with respect to the Trust’s series listed in Schedule A of this Agreement on behalf of the Trust by officers of the Trust as officers and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the series.

Schedule A

List of Funds

Natixis Sustainable Future 2015 Fund

Natixis Sustainable Future 2020 Fund

Natixis Sustainable Future 2025 Fund

Natixis Sustainable Future 2030 Fund

Natixis Sustainable Future 2035 Fund

Natixis Sustainable Future 2040 Fund

Natixis Sustainable Future 2045 Fund

Natixis Sustainable Future 2050 Fund

Natixis Sustainable Future 2055 Fund

Natixis Sustainable Future 2060 Fund

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